                                                                     EXHIBIT 5.1

                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500

                                                                    May 18, 2001


Continucare Corporation
80 S.W. 8th Street
Suite 2350
Miami, FL  33130

         Re: Registration Statement on Form S-8 for Continucare Corporation 2000 Amended and Restated Stock Option Plan

Ladies and Gentlemen:

         On the date hereof, Continucare Corporation, a Florida corporation (the "Company"), transmitted for filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration by the Company of up to 4,000,000 shares (the "Shares") of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), issuable from time to time upon the exercise of stock options granted or to be granted under its 2000 Amended and Restated Stock Option Plan (the "Plan"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the Plan and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the Company presently has available at least 4,000,000 shares of authorized and unissued Common Stock from which the 4,000,000 shares of Common Stock may be issued pursuant to Options granted under the Plan. In addition, assuming that the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance pursuant to Options, and assuming that the Company's consideration for shares issued pursuant to Options is actually received by the Company in accordance with the Plan and Section 607.0621 of the Florida Business Corporation Act, we are of the opinion that the shares of Common Stock issued pursuant to the Options granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                      Sincerely,

                                      /s/ GREENBERG TRAURIG, P.A.